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                                  SCHEDULE B-1

                            PACIFIC GLOBAL FUND, INC.
                        CERTIFICATE OF CLASS DESIGNATION

                                 Class A Shares

1.       CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS; OTHER EXPENSES.

         Class A Shares are sold at net asset value plus a sales charge which varies depending on the size of the purchase. The sales charges and dealer concessions are as follows:

                                           AS PERCENTAGE OF       AS PERCENTAGE OF NET       AMOUNT REALLOWED TO
AMOUNT OF PURCHASE                          OFFERING PRICE             INVESTMENT                 DEALERS*
--------------------------------------------------------------------------------------------------------------------

GOVERNMENT SECURITIES FUND AND INCOME FUND

    Less than $ 50,000                           4.75%                    4.98%                     4.00%
    $ 50,000 - $ 99,999                          4.50%                    4.71%                     3.75%
    $100,000 - $249,999                          3.50%                    3.63%                     2.75%
    $250,000 - $499,999                          2.50%                    2.56%                     2.00%
    $500,000 - $999,999                          2.00%                    2.04%                     1.60%
    $1 million and over**                        0.00%                    0.00%                       **


BALANCED FUND, GROWTH FUND, MULTI-CAP VALUE FUND, AND SMALL CAP FUND

    Less than $ 25,000                           5.75%                    6.10%                     4.75%
    $ 25,000 - $ 49,999                          5.50%                    5.82%                     4.75%
    $ 50,000 - $ 99,999                          4.75%                    4.99%                     4.00%
    $100,000 - $249,999                          3.75%                    3.90%                     3.00%
    $250,000 - $499,999                          2.50%                    2.56%                     2.00%
    $500,000 - $999,999                          2.00%                    2.04%                     1.60%
    $1 million and over**                        0.00%                    0.00%                       **

* The amount reallowed to dealers is shown as a percentage of the offering price. Under certain circumstances, commissions up to the full amount of the sales charge may be reallowed to authorized dealers described in the Prospectus. Dealers that receive 90% or more of the sales load may be deemed to be underwriters under the Securities Act of 1933, as amended. Additionally the Corporation's principal underwriter and distributor ("Distributor") may use payments under the Rule 12b-1 Plan or its own resources to provide additional compensation in the form of promotional merchandise, marketing support, travel or other incentive programs.

** On purchases by a "Single Purchaser", as described in the Prospectus, aggregating $1 million or more, the Distributor will pay authorized dealers described in the Prospectus an amount equal to 1% of the first $2 million of such purchases, plus .50% of the next $1 million, plus .20% of the next $1 million, plus .03% of the portion of such purchases in excess of $4 million. The Distributor also may, from time to time, enter into arrangements with specific authorized dealers whereby the Distributor may make additional payments to that dealer, based in


                                      B-1
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    part, on that dealer meeting certain sales criteria.

    Class A Shares are also subject to service fees in connection with a Rule 12b-1 Plan, payable at an annual rate of 0.25% of the average daily net assets of the Portfolios attributable to such shares.

    Subject to limitations described in the Prospectus, a Contingent Deferred Sales Charge ("CDSC") may apply to redemptions of Class A Shares. Generally, a CDSC will be deducted from redemption proceeds of Class A Shares purchased in amounts aggregating $1,000,000 or more and redeemed within 18 months of the end of the calendar month of their purchase, at the rate of 1% of the lesser of the aggregate net asset value of the redeemed shares (not including shares purchased by reinvestment of dividends or distributions) or the original cost of such shares.

    As described in the Prospectus, a $10.00 annual fee may be imposed on accounts with a Class A Share value of less than $1,000 on the last business day at the end of each calendar year. The $10.00 annual fee is currently being waived and is expected to be waived in the future.

2.  EXCHANGE PRIVILEGES.

    Subject to conditions and limitations described in the Prospectus, Class A Shares of each Portfolio may be exchanged for Class A Shares of each other Portfolio of the Corporation, as well as two money market portfolios described in the Prospectus and other funds which may become available by Distributor arrangement for exchanges with Class A Shares of the Corporation. A $5.00 service fee may be imposed on each exchange, but currently is being waived, and is expected to be waived in the future, by Pacific Global Investor Services, Inc., the Corporation's transfer agent.

3.  VOTING RIGHTS.

    Each Class A shareholder will have one vote for each full Class A Share held. Class A shareholders will be entitled to exclusive voting rights relating to Class A Rule 12b-1 Fees (including the Rule 12b-1 Plan) and to separate voting rights on any matter submitted to shareholders in which the interests of Class A differ from the interests on any other class.

4.  CONVERSION RIGHTS.

    Class A Shares do not have a conversion feature.


                                      B-2
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                                  SCHEDULE B-2

                            PACIFIC GLOBAL FUND, INC.
                        CERTIFICATE OF CLASS DESIGNATION

                                 Class C Shares

1.  CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS; OTHER EXPENSES.

    Class C Shares are sold at net asset value without a front-end sales charge. Class C Shares are subject to service fees and distribution fees in the total amount of 1.00% in connection with a Rule 12b-1 Plan. The service fees are payable at an annual rate of 0.25% of the average daily net assets of the Portfolios attributable to such shares, and the distribution fees are payable at an annual rate of 0.75% of the average daily net assets of the Portfolios attributable to such shares. The service fees provide for the payment of shareholder service fees, and the distribution fees will be paid to reimburse the Corporation's Distributor for a portion of its costs incurred in distributing the Class C Shares. The minimum initial investment in Class C Shares is $10,000.00, and the minimum for subsequent investments in Class C Shares is $500.00. The minimum for subsequent investments in Class C Shares purchased on a monthly basis through the Corporation's Automatic Investment Plan is $100.00.

    Subject to limitations described in the Prospectus, a Contingent Deferred Sales Charge ("CDSC") may apply to redemptions of Class C Shares. The CDSC will equal 1% of the lesser of the aggregate net asset value of the redeemed shares (not including shares purchased by reinvestment of dividends or distributions) or the original cost of such shares. The CDSC will apply to shares redeemed with 12 months of the end of the month in which they were purchased, determined on a last-in, first-out basis.

2.  EXCHANGE PRIVILEGES.

    Subject to conditions and limitations described in the Prospectus, Class C Shares of each Portfolio may be exchanged for Class C Shares of each other Portfolio of the Corporation, as well as two money market portfolios described in the Prospectus and other funds which may become available by Distributor arrangement for exchanges with Class C Shares of the Corporation. A $5.00 service fee may be imposed on each exchange, but currently is being waived, and is expected to be waived in the future, by Pacific Global Investor Services, Inc., the Corporation's transfer agent.

3.  VOTING RIGHTS.

    Each Class C shareholder will have one vote for each full Class C Share held. Class C shareholders will be entitled to exclusive voting rights on issues relating to Class C Rule 12b-1 Fees (including the Rule 12b-1 Plan) and to separate voting rights on any matter submitted to shareholders in which the interests of Class C differ from the interests of any other class.


                                      B-3
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4.  CONVERSION RIGHTS.

    Class C Shares do not have a conversion feature.


                                      B-4